SUB-ADVISORY AGREEMENT

                                    BETWEEN

                          LSA Asset Management LLC, a
                       Delaware limited liability company

                                      and

                        GOLDMAN SACHS ASSET MANAGEMENT,
                        a separate operating division of
                              GOLDMAN, SACHS & CO.


It is hereby agreed by and between LSA Asset Management LLC (the "Manager") and GOLDMAN SACHS ASSET MANAGEMENT, a separate operating division of GOLDMAN SACHS & CO. (the "Adviser"), as follows:

                                       1.

ENGAGEMENT OF ADVISER. LSA Variable Series Trust, a Delaware business trust (the "Trust") has entered into an Investment Management Agreement with the Manager on behalf of the Goldman Sachs Growth Equity Fund (the "Fund"). The Manager is authorized, with the approval of the Board of Trustees of the Trust (the "Board" or "Trustees" as the context requires), to retain the Adviser to provide investment advisory services to the Manager in connection with the management of the Fund. Manager hereby engages the services of Adviser in furtherance of its Investment Management Agreement with the Trust. Pursuant to this Sub-Advisory Agreement and subject to the supervision of the Manager and the Board, and in cooperation with any administrator appointed by the Manager (the "Administrator"), the Adviser will manage the investment and reinvestment of the assets of the Fund.

     In this regard, Adviser will determine in its discretion the securities to be purchased or sold, will provide Manager with records concerning its activities which Manager or the Trust is required to maintain, and will render regular reports to the Manager, the Trustees and the Board concerning its discharge of the foregoing responsibilities. Adviser will discharge the foregoing responsibilities subject to the control of the Board and in compliance with such policies as the Board may from time to time establish, and in compliance with the objectives, policies, and limitations for the Fund set forth in the Fund's then-current prospectus and statement of additional information. Manager represents that the engagement of Adviser hereunder has been duly authorized by the Trust in accordance with the Investment Company Act of 1940 (the "1940 Act"). Manager agrees to inform Adviser of any and all applicable state insurance law restrictions on investments that operate to limit or restrict the investments the Fund may otherwise make, and to inform Adviser promptly of any changes in such requirements.

     Adviser accepts its engagement under this Section 1 and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement; provided, however, that Adviser will not be required to pay the cost (including taxes, brokerage commissions and other transaction costs, if any) of securities and other investments purchased or sold for the Fund.

     The Manager shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") and Section 817(h) of the Code. In connection with such compliance tests, the Manager shall prepare and provide reports to the Adviser within ten (10) business days of a calendar quarter end relating to the diversification of the Fund under Subchapter M and Section 817(h) of the Code (Manager's "Tax Compliance Reports"). The Adviser shall review such reports for purposes of determining compliance with such diversification requirements. If it is determined that the Fund is not in compliance with the requirements noted above, the Adviser, in consultation with the Manager, will take prompt action to bring the Fund back into compliance within the time permitted under the Code (the Adviser's "Tax Remediation Responsibilities").

     The Manager shall provide the Adviser with a copy of the Trust's agreement with the custodian designated to hold the assets of the Fund (the "Custodian") and any modifications thereto (the "Custody Agreement"), copies of such modifications to be provided to the Adviser a reasonable time in advance of the effectiveness of such modifications. The assets of the Fund shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Adviser shall have no liability for the acts or omissions of the Custodian unless such act or omission is required by and taken in reliance upon instruction given to the Custodian by a representative of the Adviser properly authorized to give such instruction under the Custody Agreement. Any assets added to the Fund shall be delivered directly to the Custodian.

     The Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the securities held in the Fund. The Manager shall instruct the Custodian of the Fund and other parties providing services to the Fund to promptly forward misdirected proxy materials to the Adviser.

                                       2.

FUND TRANSACTIONS. In connection with purchases or sales of portfolio securities for the account of the Fund, neither Adviser nor any of its partners, officers, employees or affiliates will act as a principal, except as otherwise permitted by the 1940 Act and the rules thereunder. Adviser or its agents will arrange for the placing of orders for the purchase and sale of portfolio securities for the Fund's account with brokers or dealers (including Goldman, Sachs & Co.) selected by Adviser. In the selection of such brokers or dealers (including Goldman, Sachs & Co.) and the placing of such orders Adviser is directed at all times to seek for the Fund the most favorable execution and net price available. It is also understood that it is desirable for the Fund that Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, Adviser is authorized to consider such services provided to the Fund and other accounts over which Adviser or any of its affiliates exercises investment discretion and to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to Adviser in connection with its services to other clients. Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as its other clients, aggregate, to the extent permitted by applicable laws and rules, the securities to be sold or purchased in order to obtain the most favorable execution and net price. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction will be made by Adviser in the manner it considers to be the most equitable and consistent with its obligations to the Fund and to such other clients. Adviser is not, however, required to aggregate securities orders.

                                       3.

COMPENSATION OF ADVISER. As its compensation hereunder, Manager will pay to Adviser, within twenty (20) business days after the end of each month, a fee calculated daily as a percentage of the average daily net assets of the Fund during that month at the following annual rate: .50% of the first $50 million;
 .45% of the next $150 million; .40% of the next $150 million; and .35% in excess of $350 million.

     For the purpose of accruing compensation, the net assets of the Fund will be determined in the manner provided for in the then-current prospectus of the Fund.

     In the event of termination of this Agreement, all compensation due to Adviser through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen (15) business days of the date of termination.

                                       4.

DELIVERY OF INFORMATION AND REPORTS. Manager agrees to furnish to Adviser current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of financial statements, charter documents and such other information with regard to the affairs of the Fund as Adviser may reasonably request. Adviser agrees to render to Manager such periodic and special reports regarding its activities under this Agreement as Manager may reasonably request. Manager represents that it and the Trust have received Parts I and II of Adviser's Form ADV. The Adviser shall provide the Manager with a copy of amendments to its Form ADV and a list of the persons whom the Adviser wishes to have authorized to give written and/or oral instructions to the Custodian of the assets of the Fund.

                                       5.

STATUS OF ADVISER. The services of Adviser to Manager and the Fund are not to be deemed exclusive, and Adviser is free to render similar services to others so long as its services to the Fund are not impaired thereby. Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     Without limiting the foregoing, Manager represents that it understands that the Adviser now acts, will continue to act, or may act in the future, as investment adviser or investment sub-adviser to fiduciary and other managed accounts, including other investment companies and that Manager has no objection to Adviser so acting, provided that Adviser duly performs all obligations under this Agreement. Manager also understands that Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by Adviser with respect to the Fund. Nothing in this Agreement imposes upon Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any security which Adviser or its partners, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account(s) of any other client.

                                       6.

CERTAIN RECORDS. Adviser agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments made by Adviser that are required to be maintained by the Fund pursuant to the requirements of Rule 31 a-1 (b)(5), (6), (7), (9) and (10) under the 1940 Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31 a-1 and Rule 31 a-2 promulgated under the 1940 Act which are prepared or maintained by Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund or Manager on request.

     Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Fund's auditors, the Fund or any representative of the Fund, the Manager, or any governmental agency or other instrumentality having regulatory authority over the Fund.

                                       7.

REFERENCE TO ADVISER. The Manager shall not publish or distribute any information, including but not limited to registration statements, advertising or promotional material, regarding the provision of investment advisory services by Adviser pursuant to this Agreement, or use in advertising, publicity or otherwise the name of Adviser or any of its affiliates, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of Adviser or its affiliates, without the prior written consent of Adviser. Any materials utilized by the Manager which contain any information relating to the Adviser shall be submitted to the Adviser for approval prior to use, not less than five (5) business days before such approval is needed by Manager.

     Notwithstanding the foregoing, Manager may distribute information regarding the provision of investment advisory services by Adviser to the Board (the "Board Materials") without the prior written consent of Adviser. Manager will provide copies of the Board Materials to Adviser within a reasonable time following distribution to the Board.

REFERENCE TO MANAGER OR LIFE COMPANY OR TRUST. Any materials utilized by the Adviser which contain any information relating to the Manager, a life insurance company investing in the Fund (including any information relating to its separate accounts or variable annuity or variable life insurance contracts) or the Trust shall be submitted to the Manager for approval prior to use, not less than five (5) business days before such approval is needed by the Adviser. No such materials shall be used if the Adviser or the Manager reasonably objects in writing to such use within five (5) days after receipt of such material.

                                       8.

LIABILITY OF MANAGER AND ADVISER.

     (a) The Manager shall indemnify and hold harmless the Adviser, its officers and directors and each person, if any, who controls the Adviser within the meaning of Section 15 of the Securities Act of 1933 (the "1933 Act") ("Affiliates") against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) ("Liabilities") arising out of any service, other than as provided in paragraph (b) of this Section 8, to be rendered under this Agreement except by reason of willful misfeasance, bad faith or gross negligence in the performance of Adviser's duties.

     (b) With regard to the Adviser's Tax Remediation Responsibilities as set forth in Section 1, the Manager shall not indemnify and hold harmless Adviser for Adviser's not taking any corrective action required to be taken based on consultations with Manager; however, if any Tax Compliance Report is not properly prepared by Manager which gives rise to the liabilities, Manager shall indemnify Adviser with respect to such liabilities.

     (c) The Adviser shall indemnify and hold harmless the Manager and its Affiliates and each person, if any, who controls the Manager within the meaning of Section 15 of the 1933 Act, Allstate Life Insurance Company and its Affiliates (collectively, the "Life Company") against any Liabilities arising out of any service to be rendered under this Agreement with respect to the Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement, and further, with regard to the Adviser's Tax Remediation Responsibilities, shall indemnify Manager, Affiliates, and the Life Company for any Liabilities resulting from Adviser's not taking any appropriate corrective action required to be taken based on Adviser's consultations with Manager. The Adviser and its Affiliates will not be liable to Manager for any Liabilities relating to the failure of Manager or its Affiliates to comply with this Agreement and/or any applicable insurance laws and rules (including the failure of Manager to advise Adviser of any insurance related restrictions as described in paragraph 1 hereof), or as a result of any error of judgment or mistake of law, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services.

                                       9.

DURATION AND TERMINATION. This Agreement shall become effective as of October 1, 1999, and shall continue in effect for a period more than two years from the date of execution only so long as such continuance is specifically approved by the Trustees at the times and in the manner required by Section15(a) and (c) of the 1940 Act and the rules thereunder.

     Pursuant to an Order of the Commission, the Manager may engage an adviser without first obtaining approval of the investment advisory agreement by a majority of the outstanding voting securities of the Fund. This Agreement shall become effective upon its approval by the Board. The Adviser shall be without the protection accorded by shareholder approval of an investment adviser's receipt of compensation under Section 36(b) of the Act.

     This Agreement may be terminated at any time, without the payment of any penalty, by the Manager or Trustees on sixty (60) days' written notice to the Adviser, or by the Adviser on sixty (60) days' written notice to the Manager and the Trust.

     This Agreement will automatically terminate in the event of its assignment. This Agreement will automatically terminate in the event that the Investment Management Agreement by and between the Trust and the Manager on behalf of the Fund, referred to in Section 1, is terminated.

     Notices and other writings delivered or mailed postage prepaid to Manager and the Trust at 3100 Sanders Road, Suite J5B, Northbrook, Illinois, 60062
Attention: Barbara J. Whisler, or to Adviser at One New York Plaza, New York, New York 10004, Attention: Douglas C. Grip (42nd Floor), or to such other address as Manager or Adviser may hereafter specify by written notice to the most recent address specified by the other party, will be deemed to have been properly delivered or given hereunder to the respective addressee.

     As used in this Section 9, the terms "assignment," "interested persons" and a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in the 1940 Act and the rules thereunder.

                                      10.

CONFIDENTIALITY. All information and advice by Adviser for the Fund will be treated as confidential by Manager and will not be disclosed to third parties without Adviser's prior written consent except as required by law.

                                      11.

COMPUTER. Adviser and its affiliates, on the one hand, and Manager and its affiliates on the other hand, represent and warrant to each other that they will use reasonable commercial efforts to (a) review all of their respective hardware and/or software comprising computer systems which will be used in connection with this Agreement (individually, the "Computer System" and collectively, the "Computer Systems") to determine if such Computer Systems are Year 2000
Compliant  (as  defined  below),  (b) render  such  Computer  Systems  Year 2000
Compliant prior to any part of such Computer Systems suffering a material malfunction due to its not being made Year 2000 Compliant on a timely basis, and
(c) jointly test any interfaces between Adviser and its affiliates' Computer System and Manager and its affiliates' Computer System so as to determine that they are capable of interfacing without material malfunctions. In the event that any portion of such Computer System materially malfunctions due to the failure to be made Year 2000 Compliant on a timely basis, the party responsible for operating and/or maintaining such Computer System shall use good faith efforts to correct the malfunction and render the relevant portion of the Computer
System Year 2000 Compliant in order to mitigate the damages from such malfunction and to avoid any further material malfunction. Adviser and its affiliates and manager and its affiliates represent and warrant to each other that they have devoted sufficient resources in terms of funding personnel and project time to satisfy their respective obligations under this warranty.

     For the purpose of this Section 11, "Year 2000 Compliant" shall mean that the referenced Computer System will correctly differentiate between years, in different centuries, that end in the same two digits, and will accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the centuries including leap year calculations, provided that any hardware or software not being operated and/or maintained as part of the referenced Computer System, is itself Year 2000 Compliant.

                                      12.

SEVERABILITY. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

AMENDMENTS. This Agreement may not be amended, altered or modified in any way except by an addendum in writing duly executed by the proper officials of the parties hereto.

SURVIVAL. Sections 7, 8 and 10 will survive the termination of this Agreement.

GOVERNING LAW. This Agreement will be construed in accordance with the laws of the State of Illinois and the applicable provisions of the 1940 Act and the rules thereunder. To the extent that the applicable laws of the State of Illinois or any provisions herein conflict with the applicable provisions of the 1940 Act, the latter will control.


     IN  WITNESS  WHEREOF,   the  parties  have  caused  their  respective  duly
authorized officers to execute this Agreement this 30th day of September, 1999, to be effective October 1, 1999.


LSA ASSET MANAGEMENT LLC      GOLDMAN, SACHS & CO.

By:     /s/John Hunter        By:     /s/David B. Ford
        -------------                 ----------------
Name:   John Hunter           Name:   David B. Ford
Title:  President             Title:  Managing Director


GOLDMAN SACHS ASSET MANAGEMENT
separate operating division of
GOLDMAN, SACHS & CO.

By:  _______________________________
Name:  _____________________________
Title:  ______________________________